EXHIBIT 99.1


            PREMIER EXHIBITIONS, INC. ANNOUNCES RECORD SECOND QUARTER REVENUES AND EARNINGS, INCLUDING A $1,503,000 OR A $0.07 PER SHARE PROFIT

    ATLANTA, Oct. 7 /PRNewswire-FirstCall/ -- Premier Exhibitions, Inc.
(OTC Bulletin Board: PXHB) today announced the results of the second quarter of its 2006 fiscal year.
    For the second quarter ended August 31, 2005, the Company reported record quarterly revenue. During this quarter, the Company's gross revenue increased approximately 57% to $3,734,000 compared to $2,381,000 for the same prior year quarter. The Company's revenue growth is attributable to increases in exhibition and related merchandise sales as a result of the Company directly producing its "Titanic ... The Artifact Exhibition," as well as the addition of the Company's "Bodies Revealed" exhibition underway in Seoul, South Korea and "Bodies ... The Exhibition" which opened in Tampa, Florida in August 2005.
    The Company reported net income of $1,503,000, or $0.07, per share during the second quarter ended August 31, 2005 compared to $134,000, or $0.01 per share, for the same prior year period. Management attributes the increase in net income to higher revenues resulting from the Company directly producing its own exhibitions, despite some increases in operating and general and administrative expenses, as well as to new revenue contributions from the Company's new "Bodies" anatomical exhibitions underway in Seoul, South Korea and Tampa, Florida.
    For the six month period ended August 31, 2005 the Company had gross revenues of $6,266,000 as compared to $2,772,000 for the same prior year period. For this period, the Company had net income of $1,958,000, or $0.09 per share, compared to a loss of $741,000, or $0.04 per share, for the same prior year period. The Company also reported an increase in gross assets of approximately 47%, from $10,764,000 at February 28, 2005 to $15,821,000 at August 31, 2005. In
addition, the Company reported that stockholders' equity at August 31, 2005 was $10,875,000 as compared to $7,679,000 at February 28, 2005, an increase of approximately 42%. The Company's diluted weighted average number of common shares outstanding for the six months ended August 31, 2005 and August 31, 2004 was 25,167,805 and 19,341,391, respectively.
    Mr. Arnie Geller, the Company's President and Chief Executive Officer stated, "We are pleased with the ongoing performance of our blockbuster series, 'Titanic ... The Artifact Exhibition' as well as with the performance of our new 'Bodies' exhibitions." Mr. Geller added, "We look forward to the continued expansion of our exhibition base, as we currently believe that we will be able to operate as many as seven 'Titanic' related exhibitions along with several of our new 'Bodies' human anatomical exhibitions, which when combined, should enable continued growth for our Company and justify our ongoing optimism for improving fiscal performance."
    Premier Exhibitions, Inc. is a major provider of museum quality touring exhibitions throughout the world.

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    The Company will host a conference call to discuss the Company's financial performance for the second quarter ended August 31, 2005 as well as related matters. The call is scheduled for 4:00 PM EDT on Monday, October 10, 2005. To access the call, dial 1-800-406-5345, and reference code number 2417476. There will be a presentation by management followed by a question and answer period. An audio version of the call will be archived in the investor relations section of the Company's website following the conference call. The Company's website address is http://www.rmstitanic.net.

    Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, which expectations and projections are in turn based on information currently available to the Company. Forward-looking statements include statements relating to the Company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the Company's filings with the Securities and Exchange Commission (including in the Company's Annual Report on Form 10-K for the year ended February 28, 2005, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (each of which is available upon request from the Company)), may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements: material adverse changes in the economic conditions in the Company's markets, including terrorist attacks; competition from others; the Company's ability to raise required capital; and whether or not, and to what extent, the Company consummates leases to place its exhibitions in new locations. The Company disclaims any obligation to update these or any other forward-looking statements.

     Public and Media Relations:  Katherine Morgenstern (404) 842-2600
                                  kmorganstern@prxi.com

     Investor Relations:
     North Coast Advisors Inc:    Craig T. Stewart (585) 218-7371
                                  cstewart@ncainc.com

SOURCE Premier Exhibitions, Inc.
Web Site: http://www.rmstitanic.net